Exhibit 28.1

This short form prospectus has been filed under procedures in each of the provinces of Canada which permit certain information with respect to these securities to be determined after the short form prospectus has become final and permit the omission from this short form prospectus of such information. Such procedures require the delivery to purchasers of a prospectus or a prospectus supplement containing this omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities commission or similar authority in Canada has in any way passed upon the merits of the securities offered hereunder and any representation to the contrary is an offence. Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada (the permanent information record in the Province of Quebec). Copies of the documents incorporated herein by reference may be obtained on request without charge from the Secretary, Echo Bay Mines Ltd., 1210 ManuLife Place, 10180 - 101 Street, Edmonton, Alberta, T5J 3S4 (telephone (403) 496-9002).


                               ECHO BAY MINES LTD.


                            10,000,000 COMMON SHARES


Echo Bay Mines Ltd. ("Echo Bay" or the "Company") may from time to time, during the two-year period that this short form prospectus, including any amendments thereto, is valid, offer for sale in Canada up to 10,000,000 Common Shares. The Common Shares will be offered at prices and on terms to be determined at the time of sale.

The Common Shares of the Company are listed in Canada on the Toronto and Montreal stock exchanges, in the United States on the American Stock Exchange and in Europe on the Paris, Brussels, Zurich, Geneva, Basel, Frankfurt, Berlin and Dusseldorf stock exchanges.

In the opinion of counsel, the Common Shares are not precluded as investments under the statutes referred to under "Eligibility for Investment."

SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON SHARES.

The Company has filed a shelf prospectus with Canadian securities regulatory authorities relating to the potential offering of debt securities in Canada at an aggregate initial offering price of up to U.S. $125,000,000 and has filed a shelf registration statement with the Securities and Exchange Commission in the United States relating to the potential offering of debt securities (including debt securities of Echo Bay Resources, Inc. ("EBR"), a wholly-owned subsidiary of the Company) and Common Shares in the United States (including the 10,000,000 Common Shares qualified hereunder and the U.S. $125,000,000 of debt securities referred to above) at an aggregate initial offering price of up to U.S. $200,000,000.

The Company may offer and sell the Common Shares to or through underwriters or dealers, and may offer and sell the Common Shares directly to other purchasers or through agents. Such underwriters may include Nesbitt Burns Inc. and, in the United States, Goldman Sachs & Co. See "Plan of Distribution." This short form prospectus will be supplemented by one or more accompanying prospectus supplements (a "Prospectus Supplement"), which will set forth the terms of the offering thereof. The Prospectus Supplement will set forth the names of any underwriters, dealers or agents involved in the sale of the Common Shares, the number of Common Shares, if any, to be purchased by underwriters or dealers and the compensation of any such underwriters, dealers or agents. Any offering will be subject to approval of certain legal matters on behalf of Echo Bay by Milner Fenerty and on behalf of any underwriters, dealers or agents by Fraser & Beatty.

The date of this prospectus is July 10, 1996.


                                TABLE OF CONTENTS

                                                 PAGE                                                      PAGE
Documents Incorporated by Reference..............   2     Description of Share Capital.....................   7
Eligibility for Investment.......................   3     Plan of Distribution.............................   7
Currency ........................................   3     Legal Matters....................................   8
The Company .....................................   3     Statutory Rights of Withdrawal and Rescission....   8
Risk Factors.....................................   5     Certificate of the Company.......................   9
Use of Proceeds..................................   7



                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, filed with the provincial securities commissions or similar authorities in Canada, are incorporated by reference into this short form prospectus:

     (a) the Company's Annual Information Form (being the Company's Annual Report on Form 10-K for the year ended December 31, 1995 as filed with the Securities and Exchange Commission), including the comparative consolidated financial statements of the Company at December 31, 1995 and the report of the auditors thereon;

     (b) the Company's comparative unaudited consolidated financial statements for the first quarter ended March 31, 1996;

     (c) the Company's notice of meeting and management proxy circular dated March 28, 1996 with respect to the Company's annual general meeting of shareholders held on May 10, 1996; and

     (d) the Company's material change report dated April 15, 1996 with respect to the entering into by the Company of an agreement dated April 9, 1996 whereby the Company will increase its ownership from 7% to 50% of the outstanding shares of Santa Elina Gold Corporation through a series of transactions.

     Any amendment to the Company's Annual Report on Form 10-K, material change reports (excluding confidential reports), comparative interim financial statements, comparative financial statements for the Company's most recently completed financial year together with the report of the auditors thereon and information circulars filed by the Company with securities commissions or similar authorities in Canada after the date of this short form prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this short form prospectus.

     ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN OR CONTAINED HEREIN SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED, FOR PURPOSES OF THIS SHORT FORM PROSPECTUS, TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT WHICH IT MODIFIES OR SUPERSEDES. THE MAKING OF SUCH A MODIFYING OR SUPERSEDING STATEMENT SHALL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE PART OF THIS SHORT FORM PROSPECTUS.

     A Prospectus Supplement containing the specific terms of any offering of Common Shares hereunder will be delivered to prospective purchasers of such Common Shares, together with this short form prospectus, and will be deemed to be incorporated into this short form prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of such Common Shares.

     Upon a new Annual Report on Form 10-K and the related annual financial statements being filed by the Company during the currency of this short form prospectus with, and, where required, accepted by, the applicable securities regulatory authorities, the previous Annual Report on Form 10-K, the previous annual financial statements and all quarterly financial statements, material change reports and information circulars filed prior to the commencement of the Company's financial year in which the new Annual Report on Form 10-K is filed shall be deemed no longer to be incorporated into this short form prospectus for purposes of future offers and sales of securities hereunder.


                           ELIGIBILITY FOR INVESTMENT

     In the opinion of Milner Fenerty, counsel to Echo Bay, and Fraser & Beatty, counsel to the underwriters, dealers or agent, at the date hereof, the Common Shares, if issued on such date, subject to compliance with the prudent investment standards and general investment provisions of the statutes referred to below (and, where applicable, the regulations thereunder) and, in certain cases, subject to the satisfaction of additional requirements relating to investment or lending policies or goals, are not precluded as investments under the following statutes:

Insurance Companies Act (Canada)
An Act respecting insurance (Quebec) (for an issuer, as defined therein, incorporated under the laws of the Province of Quebec other than a guarantee fund corporation, mutual association or a professional corporation)
Trust and Loans Companies Act (Canada)
Loan and Trust Corporations Act (Ontario)
Loan and Trust Corporations Act (Alberta)
An Act respecting trust companies and savings companies (Quebec)
Financial Institutions Act (British Columbia)
Pension Benefits Act (Ontario)
Supplemental Pension Plans Act (Quebec)

     In the further opinion of such counsel, the Common Shares of the Company at the date hereof are qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans under the Income Tax Act (Canada).


                                    CURRENCY

     The Company reports all financial results in United States dollars. Unless otherwise indicated, references herein to dollar amounts are to United States dollars. References to Canadian dollars are designated by "Cdn. $."


                                   THE COMPANY

     Echo Bay mines, processes and explores for gold and silver. Revenues are derived principally from the sale of gold and silver. Its interest in operating properties is set out below (all are operated by Echo Bay):

                                                                  PERCENTAGE
MINE                          LOCATION                        OWNERSHIP INTEREST
----                          --------                        ------------------
McCoy/Cove................... Nevada, U.S.A.                         100%
Round Mountain............... Nevada, U.S.A.                          50%
Lupin........................ Northwest Territories, Canada          100%
Kettle River................. Washington, U.S.A.                     100%

     In 1995 and the first quarter of 1996, Echo Bay produced a total of 754,762 and 161,246 ounces of gold, respectively, at average cash operating costs of $229 and $261 per ounce, respectively. Effective January 1, 1996, the Company adopted the "Gold Institute Production Cost Standard" for reporting production costs on a per ounce basis. This standard defines cash operating costs as those costs directly associated with the mining and milling of gold and silver, adjusted for such items as inventories and mining costs relating to future production. 1995 costs have been restated to conform with the new standard. The Company's silver production in 1995 and the first quarter of 1996 was 11,905,806 and 1,175,057 ounces, respectively.

     In 1995, Echo Bay reported a net loss of $50.1 million. Operating earnings in 1995 were $33.5 million on revenues of $360.7 million. These results reflect increased operating costs per ounce (principally due to mining lower grade ores), significantly increased exploration and development property expenses, and increased environmental expenses related to reclamation at the former Sunnyside mine in Colorado. Exploration and development properties expenses increased to $69.8 million in 1995 reflecting Echo Bay's expanded international search for new gold reserves and production. In the first quarter of 1996, Echo Bay reported a net loss of $16.2 million. The operating loss for the quarter was $2.6 million on revenues of $67.8 million. The results reflect lower precious metal sales and higher cash operating costs per ounce. Exploration and development properties expenses were $14.0 million for the first quarter of 1996.

     Over the past several years, Echo Bay has significantly expanded its search for new gold reserves and production, particularly outside Canada and the United States. Echo Bay's international growth strategy emphasizes strategic alliances with exploration companies holding land positions on some of the world's major gold belts. Echo Bay added five development properties during 1995: Paredones Amarillos, Mexico (60% interest), Chapada, Brazil (holds an option to acquire a 50% interest), Kingking, Philippines (an indirect 75% interest in a Philippine corporation that holds the right to acquire a 100% interest), and Aquarius (100% interest) and Ulu (100% interest) in Canada. Echo Bay also continued work at the Alaska-Juneau development project, Alaska (100% interest). At December 31, 1995, Echo Bay's proven and probable ore reserves totalled 10,983,000 ounces of gold and 62,913,000 ounces of silver. In addition, Echo Bay reported other mineralization of 343.1 million tons at an average grade of 0.027 ounces of gold per ton, 6.8 million tons at an average grade of 0.65 ounces of silver per ton, and 225.5 million tons at an average grade of 0.46% copper.

     Echo Bay is incorporated under the laws of Canada. No shareholder is known to own more than 5% of the Echo Bay Common Shares. The principal executive offices of Echo Bay are located at Suite 1000, 6400 South Fiddlers Green Circle, Englewood, Colorado, 80111-4957.

RECENT DEVELOPMENTS

     There are no material recent developments since Echo Bay's Annual Report on Form 10-K was filed on March 21, 1996, except as described below.

     There is pending, in Nevada state court, a suit commenced by Summa Corporation against the Company and the predecessor owner of the McCoy/Cove and Manhattan mines, claiming improper deductions in calculation of royalties payable over several years from production at McCoy/Cove and the former Manhattan mine. Summa

Corporation filed a motion for summary judgment which seeks $10.3 million of allegedly underpaid royalties plus interest. The court denied Summa's motion. The Company does not agree with the amount sought by Summa and will vigorously defend its position. The Company proposed a settlement of $1.2 million that Summa rejected. The Company made an offer of judgment to the court of $1.5 million and Summa made an offer of judgment to the court of $7.5 million. Both of these offers of judgment have expired and are now null and void. The May 1996 court date has been continued to February 3, 1997. The Company has accrued $1.2 million related to the Summa litigation, including $1.0 million during the first quarter of 1996.

     On March 20, 1996, a favourable Record of Decision was received from the Bureau of Land Management concerning the Environmental Impact Statement for the Round Mountain mine. This has enabled construction to proceed for a $60 million (Echo Bay's share is 50%), 8,000 ton per day mill to treat the higher-grade unoxidized ore.

     On April 9, 1996 the Company entered into an agreement with Santa Elina Gold Corporation ("Santa Elina"), Sercor, Ltd. ("Sercor") and Paulo C. de Brito ("de Brito"), the controlling shareholder of Sercor, pursuant to which Echo Bay has agreed to increase its ownership from 7% to 50% of the outstanding shares of Santa Elina through a series of transactions. Shareholders of Santa Elina other than Echo Bay and Sercor would receive one Echo Bay common share for each 6.67 common shares of Santa Elina owned by them. Santa Elina is a British Virgin Islands corporation which owns a 83% interest in the Chapada copper and gold deposit in Brazil as well as a number of other exploration and development prospects in Brazil. Sercor currently owns approximately 67% of Santa Elina's common shares, and is controlled by de Brito, Chairman of Santa Elina. The transaction is subject to the approval of Santa Elina shareholders and such approval is expected to be obtained in July, 1996.


                                  RISK FACTORS

     Purchasers of the Common Shares being offered hereby should carefully read this entire Prospectus and the documents incorporated by reference herein. Purchasers should consider, among other things, the risk factors set forth below.

GOLD AND SILVER PRICES

     The profitability of Echo Bay's operations is significantly affected by changes in the market price of gold and, to a lesser extent, changes in the market price of silver. Gold prices fluctuate widely and are affected by numerous factors beyond the Company's control, including expectations with respect to the rate of inflation, the strength of the U.S. dollar and of other currencies, interest rates, global and regional political and economic crises, major discoveries and production costs in major gold-producing regions. The demand for and supply of gold also affect prices but not necessarily in the same manner as such factors affect the prices of other commodities. Gold price declines may render projects with comparatively high production costs per ounce temporarily or permanently uneconomic, unless forward sales or other hedging techniques make realized prices sufficiently higher than the then achievable spot market prices. Hedging activities protect the Company against falling prices but may result in the Company being required to sell production at lower than market prices and may reduce the benefits of price increases.

RESERVE ESTIMATES

     While Echo Bay's ore reserves are believed to be well established, ore reserve estimates are necessarily imprecise and involve subjective judgments regarding the presence and grade of mineralization. Should the Company encounter mineralization or geological or mining conditions at any of its mines or projects different from those predicted by historical drilling, sampling and similar examinations, mining plans may have to be altered in a way that might adversely affect Company operations and reduce its ore reserves.

     The price used in estimating the Company's ore reserves at December 31, 1995 was $375 per ounce of gold and $5.00 per ounce of silver. The market prices for gold and silver have been volatile and if market prices for gold and silver decline significantly below their current levels and the Company determines that its reserves should be calculated at significantly lower prices than used at December 31, 1995, there would likely be a material reduction in the amount of reserves. Should such reductions occur, material write-downs of the Company's investment in mining properties and/or increased amortization charges may be required.

EXPLORATION AND DEVELOPMENT RISKS

     Echo Bay's long-term success will be affected by the results of its development and exploration programs. Although Echo Bay has been able to successfully replace a substantial portion of reserves produced from its principal mines, continued replacement of reserves will depend on discovery of extensions to existing ore reserves and discovery or acquisition of new ore deposits. Furthermore, the development and operation of new mines requires the obtaining of permits from relevant government authorities which may not in all cases be issued, or which may be challenged by citizens' groups on environmental or other grounds, leading to delays in project start-up.

MINING RISKS AND INSURANCE

     The business of gold mining is subject to many risks and hazards, including environmental hazards, industrial accidents, unusual or unexpected geological or mining conditions, pressures, gasses, flooding and gold bullion theft. The Company maintains general liability insurance of a total of $50 million for occurrences in any year, which insurance is available for all operations. The Company may become subject to liability for pollution, accidents or other hazards against which it is uninsured or not adequately insured.

GOVERNMENT REGULATION

     Echo Bay's mining operations and exploration activities are subject to extensive U.S. and Canadian federal, state, provincial, territorial and local laws and regulations governing prospecting, development, transportation, production, exports, taxes, labor standards, mine safety and occupational health. The Company's operations are also subject to laws and regulations concerning protection of the environment, waste disposal, remediation or releases of hazardous substances and reclamation of land. These laws and regulations change periodically and are generally becoming more restrictive, which may have the effect of increasing future costs. The Company believes that it is in substantial compliance with all applicable laws and regulations.

     In the United States, proposed legislation is being introduced in both houses of the current Congress to modernize the general mining laws applicable to operations on federal lands, including a comprehensive bi-partisan bill actively supported by the mining industry. These proposals include royalty provisions, environmental controls and requirements for reclamation.

     The most material direct economic impact of U.S. mining law revision could be from royalties on production at the McCoy/Cove mine in Nevada, which is on federal land, and (to a lesser degree) at the 50%-owned Round Mountain mine in Nevada, 24% of whose reserves are on federal land. However, the Company has completed all of the steps currently required under U.S. law to convert the McCoy/Cove and Round Mountain land to patented status (and thus to be exempt from any proposed royalty), and has filed applications for patents. During 1994, the Company filed lawsuits against the U.S. Department of the Interior to require the government to cease its delay and to issue certificates and patents to which the mines are currently entitled. The government has formally notified the court that the key certificates, which were the objective of the suits, were issued to the Company on March 1, 1995. The U.S. Department of the Interior is expected to complete its administrative review and issue the patents in accordance with the regulations.

                                 USE OF PROCEEDS

     Unless a Prospectus Supplement indicates otherwise, the net proceeds to be received by the Company from the issue and sale from time to time of the Common Shares will be added to the general funds of the Company to be used to finance the Company's operations and for other general corporate purposes. Pending such application, such net proceeds may be invested in short-term marketable securities. Each Prospectus Supplement will contain specific information concerning the use of proceeds from each sale of Common Shares to which it relates.


                          DESCRIPTION OF SHARE CAPITAL

GENERAL

     The authorized share capital of the Company consists of an unlimited number of Common Shares, without par value, of which 130,497,801 were outstanding on March 31, 1996, and an unlimited number of preferred shares, issuable in series, none of which are currently outstanding. In addition, as of March 31, 1996, 3,749,349 Common Shares have been reserved for issuance upon the exercise of outstanding options.

COMMON SHARES

     The holders of Common Shares have one vote for each share held and are not entitled to cumulative votes for the election of directors. Each Common Share is entitled to participate equally in such dividends as may be declared by the Board of Directors of the Company out of funds legally available therefor and is entitled to share equally in any distribution to holders of Common Shares on liquidation. The holders of Common Shares have no preemptive, conversion or redemption rights. Each outstanding Common Share is fully paid and nonassessable.

PREFERRED SHARES

     The Board of Directors of the Company may issue preferred shares from time to time in one or more series, subject to the provisions of the Articles of Incorporation of the Company. When any preferred shares of the Company are outstanding, no dividends may be paid or declared on outstanding Common Shares unless all dividends on preferred shares of all series shall have been paid in full with respect to past dividend periods, and the full dividends thereon for the then current dividend period shall have been declared and a sum set apart for payment thereof. Any sinking fund requirements with respect to preferred shares of the Company must also be complied with before dividends on Common Shares may be paid.


                              PLAN OF DISTRIBUTION

     The Company may offer and sell the Common Shares to or through underwriters or dealers, and also may offer and sell Common Shares, directly to other purchasers or through agents. Such underwriters may include Nesbitt Burns Inc. and, in the United States, Goldman, Sachs & Co.

     Each Prospectus Supplement will set forth the terms of the particular offering of Common Shares to which the Prospectus Supplement relates, including the name or names of any underwriters, dealers or agents, the purchase price or prices of the Common Shares, the proceeds to the Company from the sale of the Common Shares, the use of such proceeds, any initial public offering price, any underwriting discount or commission, any discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, any commissions paid to any agents and the securities exchanges on which such Common Shares will be listed. Any initial public offering price and any discounts, concessions or commissions allowed or reallowed or paid by any underwriter to other dealers may be changed from time to time.

     Sales of Common Shares offered pursuant to any Prospectus Supplement may be effected from time to time in one or more transactions on the American Stock Exchange or, in appropriate circumstances, the Toronto or Montreal stock exchanges, or in negotiated transactions or any combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at other negotiated prices.

     Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilieres du Quebec, the Underwriters may not, through the period of distribution, bid for or purchase the Common Shares. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase not be engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the Common Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of The Toronto Stock Exchange and Montreal Exchange relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Pursuant to the first-mentioned exception, in connection with this offering, the Underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Common Shares at levels other than those which might otherwise prevail on the open market. Such transactions, if commenced may be discontinued at any time.

     Underwriters, dealers and agents who participate in the distribution of the Common Shares, may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.


                                  LEGAL MATTERS

     Certain legal matters relating to the offering of Common Shares will be passed upon on behalf of the Company by Milner Fenerty and on behalf of any underwriters, dealers or agents by Fraser & Beatty.


                  STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

     Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to the securities purchased and any amendment. In several of the provinces, securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages where the prospectus, the accompanying prospectus supplement relating to the securities purchased and any amendment contains a misrepresentation or is not delivered to the purchaser, but such remedies must be exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. A purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal advisor.

                           CERTIFICATE OF THE COMPANY

Dated:  July 10, 1996

     The foregoing, together with the documents incorporated herein by reference, as of the date of each supplement hereto, will constitute full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus and such supplement as required by the securities laws of all provinces of Canada and will not contain any misrepresentation likely to affect the value or the market price of the securities to be distributed.





(Signed) Richard C. Kraus               (Signed) Peter H. Cheesbrough
Chief Executive Officer                 Chief Financial Officer


                      On Behalf of the Board of Directors:




(Signed) Robert L. Leclerc              (Signed) Monica E. Sloan
Director                                Director